Exhibit 99.2

Valens Semiconductor Ltd. – 2012 Option Plan

1.      Name. This plan, as adopted by the Board of Directors of Valens Semiconductor Ltd. (the “Company”) on February 15, 2012, and as amended from time to time, shall be known as the “Valens Semiconductor Ltd. – 2012 Option Plan” (the “Plan”).

2.      Purpose of the Plan. The purposes of this Plan are to enable the Company to link the compensation and benefits of individuals and entities providing services to the Company and/or its Affiliates with the success of the Company and with long-term shareholder value.

3.      Headings and Definitions

3.1.     The section headings are intended solely for the reader’s convenience and in no event shall they constitute a basis for the interpretation of the Plan.

3.2.     In this Plan, the following terms shall have the meanings set forth beside them:

"Affiliate"

Corporate entities who are related to the Company by way of common ownership or control, as such term is defined in section 32(9) of the Ordinance, either directly or indirectly, either partially or entirely, including but not limited to any “employing company” and "employer" as defined in Section 102(a) of the Ordinance, and including, for the avoidance of doubt, Valens, Inc.;

"Applicable Law"

The legal requirements applicable to the administration of option plans, any applicable laws, rules and regulations of any country or jurisdiction where Options are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time including any Stock Exchange rules or regulations;

"Approved Option"	An Option granted under Section 102(b)(2) of the Ordinance, in accordance with the "capital gain tax route", and other rights granted with respect to such Option;
“Board”

The Company’s Board of Directors, or, subject to Applicable Law and the Company's incorporation documents, including the Articles of Association, any committee empowered by the Board for the purpose of implementation of this Plan (or any aspect thereof);

“Cause”

Irrespective of, and without derogating from, the meaning of such definition under any other document held by a Participant and unless otherwise determined by the Board and set forth in the Participant’s Option Agreement, the term Cause shall include any of the following-

(a) A material breach of the employment or engagement agreement between the Company or an Affiliate and a Participant, including but not limited to, a breach of any confidentiality duty of a Participant (including in regards to the confidentiality of this Plan and any grant made thereunder), inappropriate use of confidential information of the Company or an Affiliate or an event of breach of trust or breach of any non-competition obligation of a Participant;

(b) Any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate, including without limitation disclosure of confidential information of the Company or an Affiliate and acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds or promises to receive either, from individuals, Consultants or corporate entities that the Company or an Affiliate does business with;

(c) Any act of fraud by a Participant or embezzlement of funds of the Company or an Affiliate;

(d) Any conduct or omission by, or state of affairs related to, the Participant reasonably determined by the Board to be materially detrimental to, or against the interests of, the Company or an Affiliate;

(e) Any conviction of any felony involving moral turpitude or affecting the Company or an Affiliate;

(f) Circumstances justifying the revocation and/or reduction of a Participant’s entitlement to severance pay under Applicable Law, including where relevant, pursuant to sections 16 or 17 of the Severance Pay Law, 1963; or

(g) Any other reason which is be defined as Cause in the Participant’s personal employment or service agreement with the Company or an Affiliate;

For the avoidance of doubt it is clarified that the determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Board and shall be final and binding on the Participant;

"Code"	The United States Internal Revenue Code of 1986, as amended;
"Company"

Valens Semiconductor Ltd., a company incorporated under the laws of the state of Israel, or any Successor Company (if not the Company) resulting from a merger or consolidation of the Company with or into another corporate entity, or any company which assumes the Plan in conjunction with any M&A Transaction or Structural Change;

“Consultant”

Shall mean any person or entity, except an Employee, engaged by the Company or an Affiliate, in order to render services to such company, including any individual engaged by an entity providing services to the Company or an Affiliate as aforementioned;

"Controlling Shareholder"	A controlling shareholder of the Company as defined in section 32(9) of the Ordinance, as amended from time to time;
“Employee”

Shall mean any person, who has signed an employment agreement and has commenced employment with the Company or any Affiliate, or anyone who is on the payroll of such company, and specifically excluding anyone who may under Applicable Law be deemed an employee of the Company or an Affiliate if an employment agreement was not signed and he is not on the payroll of such company. Solely in respect of Approved Options, this term shall include any officer or a member of the board of directors of such company all in accordance with Section 102;

“Exercise Price”	Shall mean the consideration required to be paid by a Participant in order to exercise one Option;
“Expiration Date”

With respect to an Option, the earlier of (i) the time such Option is fully exercised, (ii) ten (10) years from the Grant Date of such Option, (iii) five (5) years from the Grant Date of such Option in the case of an Incentive Stock Option granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any “parent corporation” or “subsidiary corporation” (as such terms are defined in Code Section 424) or (iv) the time on which such Option expires in accordance with sections 9 and 12 below;

“Fair Market Value”

Shall mean, as of any date, the value of an ordinary share of the Company determined as follows:

(i) If the ordinary shares are listed on any established Stock Exchange, the Fair Market Value shall be the closing sales price for such ordinary shares (or the closing bid, if no sales were reported), as quoted on such Stock Exchange for the last market trading day prior to the time of determination;

(ii) If the ordinary shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the ordinary shares on the last market trading day prior to the day of determination;

(iii) In the absence of any of the above, the Fair Market Value thereof shall be determined in good faith by the Board of Directors of the Company;

For the avoidance of doubt, and where applicable, the above definition of Fair Market Value shall not apply for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance;

"Grant Date"	The date of the Board resolution approving the grant of the Options, unless otherwise determined by the Board;

"Holding Period"	The holding period provided under Section 102 in respect of the "capital gain tax route" or under a tax ruling by the Israeli Tax Authority;
"Incentive Stock Option"	An Option that is an employee incentive stock option, as described in Code Section 422(b).
"Israeli Employee"

An Employee of the Company or of an Israeli resident Affiliate, who is an Israeli tax resident and who is not a Controlling Shareholder at the time of grant, or as a consequence of the grant, as stated in Section 102;

"IPO"	(as defined in and determined pursuant to the Articles of Association of the Company as amended from time to time).
“M&A Transaction”

Any Acquisition and/or Asset Transfer (or any equivalent successor definitions) as defined in and determined pursuant to the Articles of Association of the Company as amended from time to time, including, for the avoidance of doubt, any of the following, but excluding any Structural Change or Spin-off Transaction:

(a) A sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries;

(b) A merger of the Company with or into another entity, including a reverse triangular merger; or

(c) A sale of all or substantially all of the shares of the Company to a third party, whether by a single transaction or a series of related transactions which occur within the scope of the same acquisition agreement;

"Non-Approved 102 Option"	An Option which is governed by Section 102(c) of the Ordinance;
“Nonstatutory Stock Option”	An Option granted to a U.S Employee that is not designated as an Incentive Stock Option or is not described in Code Sections 422(b) or 423(b).
“Ordinance”	The Israeli Income Tax Ordinance [New Version], 1961, as amended from time to time;
“Option”	An option to purchase one Share, granted to a Participant, subject to the provisions of this Plan and the applicable Option Agreement;

“Option Agreement”

A written agreement between the Company and a Participant, or a notice provided by the Company to a Participant, setting forth the terms and conditions under which Options are granted to such Participant;

“Participant”	Shall mean anyone to which an Option was granted in accordance with section 5 of the Plan;
“Plan”	Shall mean this Valens Semiconductor Ltd. – 2012 Option Plan, including any amendments thereto;
“Section 102”	Section 102 of the Ordinance and the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003, as amended from time to time;
“Share”	An ordinary share of the Company, nominal value NIS0.01 each, which is issued or issuable to a Participant upon exercise of an Option;
"Spin-off Transaction"

Any transaction in which assets of the Company are transferred or sold to a company or corporate entity in which the shareholders of the Company hold, as of the consummation of such transaction, equivalent ownership stakes; thus, as the moment of spin-off, the ownership of the Company and of the spun-off company are identical;

“Stock Exchange”	Any stock exchange on which ordinary shares of the Company are listed, or such other market or a national market system on which the Company’s ordinary shares’ prices are regularly quoted;
"Structural Change"

Any re-domestication of the Company, share flip, creation of a holding company for the Company which will hold substantially all of the shares of the Company or any other transaction involving the Company, in which the shares of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such transaction, at least a majority, by voting power, of the share capital of (1) the surviving, acquiring or resulting corporation, or (2) if the surviving, acquiring or resulting corporation is a wholly owned subsidiary of another corporation immediately following such transaction - the parent corporation of such surviving, acquiring or resulting corporation;

“Successor Company”

Shall mean the acquirer or acquirers in a M&A Transaction or a Structural Change, or the surviving entity (if not the Company) in any merger or consolidation of the Company with or into another corporate entity;

“Tax”

Any applicable tax and other compulsory payments such as social security and health tax contributions required to be paid under any applicable law in relation to the Options or the rights deriving there-from;

“Termination”

For an Employee, the termination of employment, and for a Consultant, the expiration, or termination of such person’s consulting, advisory or service provision relationship with the Company or an Affiliate, or the occurrence of any termination event as set forth in such person’s Option Agreement;

For the purpose of this plan the following shall not be considered as Termination (i) for an Employee – paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty, or any other leave of absence authorized in writing by the Board, or a transfer of an Employee between the Company and/or any of its Affiliates or between any two Affiliates; and (ii) for a Consultant- any temporary interruption in such person’s availability to provide services to the Company and/or an Affiliate, which has been authorized in writing by board of the Company and/or the Affiliate, as the case may be, prior to its commencement;

Termination shall not include any transfer of a Participant between the Company and any Affiliate or between Affiliates, nor shall it include a change of Participant's engagement status with the Company or an Affiliate from Employee to Consultant or vice versa;

“Termination Date”

With regard to any Employee, the first date following the Date of Grant on which there are no longer employment relations between such Employee and the Company or an Affiliate, for any reason whatsoever; however for the purpose of Termination for Cause, the Termination Date is the date on which a notice regarding such termination was sent by the Company or an Affiliate to the Employee;

With regard to any Consultant, the earlier of (i) the first date following the Date of Grant on which there are no longer consulting, advisory or service provisions relations between the Consultant and the Company or an Affiliate; or (ii) the date on which a notice of termination of the agreement between the Consultant and the Company or an Affiliate was sent by the Company or an Affiliate, or by the Consultant, to the other party;

"Transfer"

With respect of any Option or Share – the sale, assignment, transfer, conveyance, hypothecation, pledge, mortgage, grant of any security interest, or other disposition thereof or the grant of any right to a third party thereto;

“Trustee”	Any trustee appointed by the Company in accordance with Section 102 and approved by the Israeli Tax Authority;

“U.S. Employee”

An individual who is a common-law employee of the Company or of a United States-resident Affiliate or of any “parent corporation” or “subsidiary corporation” (as such terms are defined in Code Section 424) and who is a United States tax resident;

“Vesting Date”	The date upon which the Option becomes exercisable, as determined in accordance with this Plan and set forth in the Option Agreement.

4.      Administration of the Plan

4.1.     The Board shall have the power to administer the Plan.

4.2.     Subject to the provisions of the Plan, applicable law and the Company's incorporation documents, the Board shall have the authority, at its discretion: (i) to grant Options to Participants; (ii) to determine the terms and provisions of each Option granted (which need not be identical), including, but not limited to, the number of Options to be granted to each Participant, provisions concerning the time and the extent to which the Options may be exercised, the underlying Shares sold and the nature and duration of restrictions as to the Transferability of Options and/or Shares; (iii) to amend, modify or supplement (with the consent of the applicable Participant(s), if required in accordance with Section 18 below) the terms of each outstanding Option; (iv) to interpret the Plan; (v) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Option Agreements and rules or sub-plan governing the grant of Options in jurisdictions in which the Company or any Affiliate operate; (vi) to authorize conversion or substitution under the Plan of any or all Options or Shares and to cancel or suspend Options, as necessary, provided that, unless consent is received from the Participants, the interests of the Participants are not materially harmed, and provided further that any conversion or substitution of any Incentive Stock Options pursuant to any M&A Transaction, Spin-off Transaction or Structural Change shall conform to the requirements of Code Sections 424(a) and 409A; (vii) to accelerate or defer (with the consent of the Participant) the right of a Participant to exercise in whole or in part, any previously granted Options; (viii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.3.     This Plan shall apply to grants of Options made following the adoption of this Plan by the Board.

4.4.     All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants unless otherwise determined by the Board.

5.      Eligibility. Options may be granted to Employees or Consultants, provided that if services have not commenced, the grant will be made subject to commencement of actual services; An Approved Option and a Non-Approved Option may only be granted to Israeli Employees. Incentive Stock Options may only be granted to U.S. Employees.

6.      Shares Reserved for the Plan.

6.1.     The Company may designate Options granted to Israeli Employees pursuant to Section 102 as Non-Approved Options or Approved Options.

6.2.     Subject to this Section 6.2 and 12.1, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 69,672 Shares, plus (i) any Shares that are subject to issuance upon exercise of an option previously granted under the Valens Semiconductor Ltd. – 2007 Option Plan ("Prior Plan"), which, at any time after adoption of this Plan, cease to be subject to such option for any reason other than exercise of such option, plus (ii) any Shares issued under the Prior Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, plus (iii) shares that are subject to options previously granted under the Prior Plan that are used to pay the exercise price of an option or to satisfy the Tax obligations related to an option. The Company during the term of this Plan will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the vested portion of Options granted under the Plan, subject to any adjustment made to the share capital of the Company by way of share split, reverse share split, distribution of share dividend or similar recapitalization events, at any time hereafter. The Shares may be authorized but unissued ordinary shares, or reacquired ordinary shares of the Company. If an Option should expire or become un-exercisable for any reason without having been exercised in full Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Shares issued under the Plan and later repurchased by the Company pursuant to any repurchase right which the Company may have, shall be available for future grant under the Plan. Shares used to pay the exercise price of an Option or to satisfy the Tax obligations related to an Option will become available for future grant under the Plan.

7.      Options

7.1.     Grant

7.1.1.     The Board may, from time to time at its sole discretion, grant Options to Participants. The Options granted pursuant to the Plan, shall be evidenced by a written Option Agreement. Each Option Agreement shall state, among other matters, the number of Options granted, the Vesting Dates, the Exercise Price, the tax route and such other terms and conditions as the Board at its discretion may prescribe, provided that they are consistent with this Plan.

7.1.2.     Options which are Approved Options, as determined in the Option Agreement, and any Shares issued in respect of such Approved Option shall be subject to the Trustee’s trusteeship, as provided in section 11 below. Any grant of an Approved Option shall be subject to compliance with the conditions of Section 102 and shall be granted only 30 days or more after the submission of the Plan for approval by the Israeli Tax Authority.

7.2.     Vesting.

7.2.1       The Board shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Options that will vest and become exercisable. The Board may set vesting criteria based upon continued engagement with the Company or any Affiliate or based upon both continued engagement and the achievement of Company-wide, business unit, or individual goals, or any other condition as determined by the Board in its discretion. Unless otherwise determined by the Board, all Options granted under this Plan shall vest over a 4-year period, with 25% thereof vesting on the end of a 12-month period following the date of grant (or the date of commencement of employment or service relationship, as applicable), and the remaining 75% thereof vesting in 12 equal portions at the end of each successive 3-month period thereafter. The vesting conditions and schedule shall be set in the applicable Option Agreement. No Option shall be exercised after the Expiration Date. The vesting provisions of individual Options may vary.

7.2.2       Unless determined otherwise by the Board, the vesting of the Options shall be postponed during any un-paid leave of absence. Upon return to service, the vesting shall continue and the Vesting Dates shall be postponed in accordance with the period of un-paid leave. Despite the aforementioned, the following shall not postpone the vesting of the Options: paid vacation, sick leave, paid maternity leave, infant care leave, medical emergency leave, military reserve duty.

7.2.3       The vesting of the Options shall continue upon any transfer of a Participant between the Company and any Affiliate or between Affiliates, as well as upon any change of Participant's engagement status with the Company or an Affiliate from Employee to Consultant or vice versa.

7.3.     An Option may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be exercised as the Board may deem appropriate.

7.4.     Exercise of Options

7.4.1.     An Option shall be exercised by submission to the Company of a notice of exercise, in a form set by the Company. The exercise of an Option shall occur on such time on which a notice of exercise has been received by the Company accompanied by payment in full of the Exercise Price payable therefor, and as soon as practicable thereafter, and subject to the provisions of section 8.3 below, the Company will issue the Share(s) underlying such exercised Option, provided that the Shares so issued shall not be delivered to the Participant or any third party (other than the Trustee, if applicable) unless and until all applicable Tax was paid to the Trustee’s (if applicable) and the Company’s full satisfaction and subject to compliance with Applicable Law.

7.4.2.   Except as otherwise provided in the Plan or in an Option Agreement, an Option may be exercised in full or in part, subject to the Expiration Date, provided it is not exercised for a fraction of a Share, as further detailed in section 8.3 below.

7.4.3.     Notices of exercise of Options, which are submitted after the Expiration Date, or which relate to Options that have not yet vested, or which do not contain all of the details required by the exercise form, shall not be accepted and shall have no force whatsoever.

7.4.4.     The Participant shall sign any document required under any Applicable Law or by the Company or the Trustee for the purposes of issuance of the Shares.

7.4.5.     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

7.5.     Consideration.

7.5.1.     The Exercise Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with Applicable Law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will contain the Exercise Price determined for each Option covered thereby. The Exercise Price may or may not be equal to the Fair Market Value of the ordinary Shares of the Company, and any evaluation executed in relation to such shares shall not obligate the Company when determining the Exercise Price of any Option.

7.5.2.     Notwithstanding the foregoing, each Incentive Stock Option shall have its Exercise Price set at or above the Fair Market Value per Share purchasable under such Option (determined as of the Grant Date of such Option) and shall otherwise be subject to the terms and conditions required in the definition of an Incentive Stock Option and required pursuant to Code Section 422 and the applicable US Tax Regulations thereunder; provided, however, that the Exercise Price of an Incentive Stock Option granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any “parent corporation” or “subsidiary corporation” (as such terms are defined in Code Section 424) will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

7.5.3.     Notwithstanding the foregoing, each Nonstatutory Stock Option shall have its Exercise Price set at or above the Fair Market Value per Share purchasable under such Option (determined as of the Grant Date of such Option) and otherwise shall be priced and shall be subject to such terms and conditions as required under Code Section 409A and the applicable US Tax Regulations and any applicable guidance thereunder in order to exempt such Option (to the maximum extent possible) from the requirements of Code Section 409A.

7.5.4.     The Exercise Price shall be paid in cash or cheque at the time the Option is exercised, or by any other means as determined by the Board. Should the Company's ordinary shares be listed for trade on a Stock Exchange, the Board may consider allowing a cashless exercise, or any other exercise method, subject to the provisions of Applicable Law. If, as of the date of exercise of an Option the Company is then permitting cashless exercises, the Participants will be able to engage in a “same-day sale” cashless brokered exercise program, involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the Exercise Price and any Tax, provided, however, that even if an Option is designated as an Incentive Stock Option in the Option Agreement, it will cease to qualify for favorable tax treatment as an Incentive Stock Option in the event the cashless-exercise right is not set forth in the original Option Agreement for such Incentive Stock Option.

7.5.5.     The Exercise Price shall be denominated in the currency of the primary economic environment of, at the Company’s discretion, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid).

8.      Terms and Conditions of the Options. Options granted under the Plan shall be evidenced by the related Option Agreement and shall be subject to the following terms and conditions and to such other terms and conditions included in the Option Agreement not inconsistent therewith, as the Board shall determine:

8.1.            Non Transferability of Options. Unless otherwise determined by the Board, an Option shall not be Transferable by the Participant other than in accordance with section 9.2.1.2 below. Options or rights arising therefrom shall not be subject to mortgage, attachment or other willful encumbrance, and no power of attorney shall be issued in respect thereof, whether such enter into force immediately or at a future date.

8.2.            One Time Benefit. The Options and underlying Shares are extraordinary, one-time benefits granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under any Applicable Law.

8.3.            Fractions. An Option may not be converted into a fraction of a Share. In lieu of issuing fractional Shares, on the vesting of a fraction of an Option, the Company shall convert any such fraction of an Option, which represents a right to receive 0.5 or more of a Share, to one Share and shall extinguish any such fraction of an Option, which represents a right to receive less than 0.5 of a Share without issuing any Shares.

8.4.     Term. No full or partial exercise of an Option shall be carried out following the Expiration Date of such Option.

9.      Termination of Employment or Engagement.

9.1.     Unvested Options. Unless otherwise determined by the Board, in the case of Termination, any Option or portion thereof that was not vested as of the Termination Date shall immediately expire on the Termination Date.

9.2.     Vested Options

9.2.1.     Termination other than for Cause.

9.2.1.1.                       Unless otherwise determined by the Board, in the case of Termination other than for Cause, any Option or portion thereof that is vested as of the Termination Date may be exercised but only within such period of time ending on the earlier of (i) ninety (90) days following the Termination Date, or (ii) the Expiration Date, but only to the extent to which such Option was exercisable at the time of the Termination Date. If, after the Termination Date, the Participant does not exercise his or her Option within the time specified above or in the Option Agreement, the Option shall expire.

9.2.1.2.                       Unless otherwise determined by the Board, in the event of (i) Termination as a result of the Participant’s death or disability or (ii) the death of Participant within the period stated in section 9.2.1.1, then the Option may be exercised (to the extent exercisable as of the Termination Date or date of death, as the case may be) by the Participant (in the event of disability), or by the Participant’s legal guardian, the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by a person designated to exercise the Option upon the Participant’s death (the “Assignees”), but only within the period ending on the earlier of (1) the date that is twelve (12) months following such termination Date or the date of death (as the case may be) (or such longer or shorter period specified in the Option Agreement; provided, however that such period shall not be less than 6 months if such Option is granted pursuant to the "U.S. Sub-Plan to the Valens Semiconductor Ltd. – 2012 Option Plan") or (2) the Expiration Date. If, after death or termination due to disability (as the case may be), the Option is not exercised within the time specified herein, the Option shall expire. The Transfer of Options to any Assignee shall be subject to the provision of a written notice to the Company and to the execution by the Assignee of any documents required by the Company. All of the terms of any Option, whether in this Plan, the Option Agreement and/or any other document in respect of such Option, shall be binding upon the Assignees.

9.2.1.3.                       If the exercise of an Option following the Termination Date would be prohibited at any time solely because the issuance of Shares would violate requirements of any Applicable Law, then the Option shall expire at the end of the applicable periods set forth in sections 9.2.1.1 or 9.2.1.2 above, as applicable, during which the exercise of the Option would only be made in a manner (if any) not in violation of such requirements.

9.2.1.4.                       It is clarified that during such periods following the Termination Date the Participant's entitlement to Options shall not continue to vest.

9.2.1.5.                       The Board shall have the sole authority to extend the exercise periods detailed in sections 9.2.1.1 – 9.2.1.3 above at its sole discretion.

9.2.2.     Termination for Cause. If a Participant’s employment or engagement with the Company is terminated for Cause, any Option or portion thereof that has not been exercised as of the Termination Date shall immediately expire on the Termination Date.

9.3.     No Participant shall be entitled to claim against the Company that he or she was prevented from continuing to vest Options as of the Termination Date. Such Participant shall not be entitled to any compensation in respect of the Options which would have vested in his favor had such Participant’s employment or engagement with the Company not been terminated.

10.  No Right to Employment, Service, Options or Shares. The grant of an Option, the vesting of any Option or the issuance of a Share under the Plan shall impose no obligation on the Company or an Affiliate to continue the employment of any Employee or the engagement with any Consultant and shall not lessen or affect the Company's or an Affiliate's right to terminate the employment or service relationship of such Participant at any time and/or for any or no reason with or without Cause, even if such Termination is immediately prior to the vesting of any Option. No Participant or other person shall have any claim to be granted any Options or to the vesting of any Options, whether expired immediately following grant or prior to vesting. There is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options and the terms and conditions of Options and the Board's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

Nothing contained in the Plan shall prevent the Company from adopting, adjusting or continuing in effect compensation arrangements, which may, but need not, provide for the grant of Options or Shares.

11.  Trust

11.1. Approved Options and any Shares issued in connection with such Approved Options shall be held by the Trustee for the benefit of the Participant, in accordance with the provisions of Section 102 in the "capital gain tax route". Any grant and any exercise of an Option or sale or transfer of a Share shall be notified to the Trustee.

11.2. The validity of any order given to the Trustee by a Participant shall be subject to approval of such order by the Company. The Company does not undertake to approve orders given by any Participant to the Trustee within any period of time.

11.3. Subject to the provisions of this Plan, the Approved Options and any Shares issued in connection with such Approved Options shall not be released from the control of the Trustee nor shall they be Transferred unless the Company and the Trustee are satisfied that the full amounts of Tax due by the applicable Participant have been paid or will be paid.

11.4. Subject to the provisions of Section 102, a Participant shall not Transfer or release from the control of the Trustee any Approved Option or any Share issued in connection with such Approved Options, until the lapse of the Holding Period. Notwithstanding the above, if any such release or Transfer occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Participant.

11.5. As long as the Approved Options and any Shares issued in connection with such Approved Options are held by the Trustee for the benefit of the Participant, all rights of the Participant over the Approved Options and Shares cannot be Transferred other than by will or laws of descent and distribution.

11.6. Without derogating from the aforementioned, the Board shall have the authority to determine the specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and the Trustee, all subject to Section 102.

11.7. Should the Approved Options or any Shares issued in connection with such Approved Options be transferred by power of a last will or under laws of decent, the provisions of Section 102 shall apply to the heirs or transferees of the deceased Participant.

11.8. Approved Options that do not comply with the requirements of Section 102 shall be considered Non-Approved 102 Options or Options subject to tax under Section 3(i) of the Ordinance.

12.  Adjustments to the Shares subject to the Plan

12.1. Adjustment Due to Change in Capital. If the number or class of ordinary shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number and class of the Shares underlying the Options subject to the Plan and the Exercise Price of the Options shall be appropriately and equitably adjusted so as to maintain the proportionate equity portion represented by the Options and the total Exercise Price of the Options as of immediately prior to such change or exchange, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding ordinary shares or other issuance of shares by the Company. Fractions of shares shall be dealt with in accordance with the provisions of section 8.3 above. Upon happening of any of the foregoing, the class and aggregate number of Shares underlying the Options issuable pursuant to the Plan under section 6 above, shall be appropriately adjusted by the Board, whose determination in that respect shall be final, binding, and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares underlying an Option. Any adjustment according to this section shall be subject to the receipt of a tax ruling or approval from the tax authorities, if and as necessary.

12.2. Adjustment Due to a Structural Change. In the event of a Structural Change, the Shares underlying the Options subject to the Plan shall be exchanged or converted into shares of the Company or Successor Company in accordance with the exchange effectuated in relation to the ordinary shares of the Company, and the Exercise Price and quantity of shares shall be adjusted in accordance with the terms of the Structural Change. The adjustments required shall be determined in good faith solely by the Board.

12.3. Reserved.

12.4. M&A Transaction.

12.4.1       Without derogating from the Board’s general power under the Plan, in the event of any M&A Transaction, the Board shall be entitled (but not obliged), at its sole discretion, to determine any of the following: (i) provide for an assumption or exchange of Options and/or Shares for options and/or shares and/or other securities or rights of the Successor Company or parent or affiliate thereof; and/or (ii) provide for an exchange of Options or Shares for a monetary compensation (including for avoidance of doubt a cash-out of the Options for the net value); and/or (iii) determine that all unvested Options and un-exercised vested Options shall expire on the date of such M&A Transaction; and/or (iv) determine that the exchange, assumption, conversion or purchase detailed above will be made subject to any payment or escrow arrangement, or any other arrangement determined within the scope of the M&A Transaction in relation to the ordinary shares of the Company. In the case of assumption and/or substitution of Options, appropriate adjustments shall be made so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be at its sole discretion and final (except that if required by Applicable Laws, the exercise price and the number and nature of shares issuable upon exercise of any such Option, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Sections 424(a) and 409A of the Code). The grant of any substitutes for the Options and/or Shares to Participants further to an M&A Transaction, as provided in this section, shall be considered as full compliance with the terms of this Plan. The value of the exchanged Options and/or Shares pursuant to this section 12.4 shall be determined in good faith solely by the Board, based on the Fair Market Value, and its decision shall be final and binding on all the Participants.

Unless determined otherwise by the Board of Directors, and without derogating from the aforementioned, any Options not assumed or exchanged for options and/or shares and/or other securities or rights or not cashed-out, shall expire immediately prior to the consummation of the M&A Transaction.

12.4.2       For the purposes of this section 12.4, the mechanism for determining the assumption or exchange as aforementioned shall be agreed upon between the Board and the Successor Company.

12.4.3       Without derogating from the above, in the event of a M&A Transaction the Board shall be entitled, at its sole discretion, to require the Participants to exercise all vested Options within a set time period and sell all of their Shares on the same terms and conditions as applicable to the other shareholders selling their Company’s ordinary shares as part of the M&A Transaction. Each Participant acknowledges and agrees that the Board shall be entitled to authorize any one of its members to sign share transfer deeds in customary form in respect of the Shares held by such Participant and that such share transfer deed shall bind the Participant.

12.4.4       Despite the aforementioned, if and when the method of treatment of Options within the scope of an M&A Transaction determined according to the above will - in the sole opinion of the Board - prevent the M&A Transaction from occurring, or materially risk the M&A Transaction, the Board may determine different treatment for different Options held by Participants such that not all Options will be treated equally within the scope of the M&A Transaction.

12.4.5       In the event in which the exercise price of the Options is lower than the per-share value of the shares of the Company in such an M&A Transaction ("out-of-the-money options"), the Board shall be entitled to cancel and terminate such Options effective upon consummation of the M&A Transaction without consideration.

12.4.6       In the event in which the Options shall be cancelled upon the M&A Transaction, the Company shall provide notice to such Participants in such manner as notice is provided regarding the M&A Transaction to any other shareholders of the Company not represented in the Board. Such notice shall be sent to the last known address of the Participants according to the records of the Company. The Company shall not be under any obligation to ensure that such notice was actually received by the Participants.

12.5. Liquidation. In the event of the proposed dissolution or liquidation of the Company, all Options will expire immediately prior to the consummation of such proposed action.

12.6. The Participants shall execute any documents required by the Company or any Successor Company or parent of affiliate thereof in order to affect any of the actions determined within the scope of this section 12. The failure to execute any such document may cause the expiration and cancellation of any Option held by such Participant, as determined by the Board in its sole and absolute discretion.

13.  Taxes and Withholding Tax

13.1. Approved Options and Non-Approved 102 Options shall be taxed in accordance with Section 102. For the avoidance of doubt it is clarified that any Option granted to a Consultant or a Controlling Shareholder or any Option granted to a Participant who is not an Israeli tax resident, shall not be subject to the provisions of Section 102 and shall be taxed in accordance with Applicable Law.

13.2. Any Tax imposed in respect of the Options and/or Shares, including, but not limited to, in respect of the grant of Options, and/or the exercise of Options into Shares, and/or the Transfer, waiver, or expiration of Options and/or Shares, and/or the sale of Shares, shall be borne solely by the Participants, and in the event of death by their heirs or transferees. The Company, the Affiliates, the Trustee (if applicable) or anyone on their behalf shall not be required to bear the aforementioned Taxes, directly or indirectly, nor shall they be required to gross up such Tax in the Participants’ salaries or remuneration. At the Company’s discretion, the applicable Tax shall be deducted from the Participant’s payroll or proceeds of sale of Shares, or (ii) paid by the Participant to the Company, an Affiliate or the Trustee (if applicable). Without derogating from the aforementioned, the Company, an Affiliate and the Trustee (if applicable) shall be entitled to withhold Taxes according to the requirements of any Applicable Laws, rules, and regulations, and to deduct any Taxes from payments otherwise due to the Participant from the Company or an Affiliate (if applicable).

13.3. The Company's or Trustee's (if applicable) obligation to deliver Shares upon exercise of an Option or to sell or transfer Shares is subject to payment (or provision for payment satisfactory to the Board and the Trustee (if applicable)) by the Participant of all Taxes due by him under any Applicable Law.

13.4. The Participants shall indemnify the Company and/or the applicable Affiliate and/or the Trustee (if applicable), immediately upon request, for any Tax (including interest and/or fines of any type and/or linkage differentials in respect of Tax and/or withheld Tax) for which the Participant is liable under any Applicable Law or under the Plan, and which was paid by the Company, the Affiliate or the Trustee (if applicable), or which the Company, the Affiliate or the Trustee (if applicable) are required to pay. The Company, the Affiliate and the Trustee (if applicable) may exercise such indemnification by deducting the amount subject to indemnification from the Participants’ salaries or remunerations.

13.5. In respect to Non-Approved 102 Options, if there occurs a Termination of the Participant's service to or employment with the Company or an Affiliate, the Participant shall extend to the Company or the applicable Affiliate a security or guarantee for the payment of Tax due in respect of such Option as required under Section 102.

14.  Registration of the Shares on a Stock Exchange

14.1. Should reorganization or certain other arrangements regarding the Company’s share capital be necessary prior to the registration of the Company’s ordinary shares or their respective depositary receipts on a Stock Exchange, such arrangements or reorganization may be also carried out in respect of the Participants and their Options and/or Shares.

14.2. The Participant acknowledges that in the event that the Company’s ordinary shares or their respective depositary receipts shall be registered for trading in any Stock Exchange, or in the event of a private offering of shares, the Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

14.3. The Company does not undertake to cause the ordinary shares or the Shares to be listed on a Stock Exchange, or that the registration of the ordinary shares or the Shares for trade, if at all, shall take place within a certain period of time.

15.  The Rights Attached to the Shares

15.1. Equal Rights. The Shares constitute part of the ordinary shares of the Company, and they shall have equal rights for all intents and purposes as the rights attached to the ordinary shares of the Company, subject to the provisions of this Plan and any Option Agreement. The Shares, being part of the ordinary shares of the Company, shall not be protected against dilution in any manner whatsoever, unless otherwise determined by the Board. It is hereby clarified that the Shares shall not constitute a separate class of shares, but shall be an integral part of the Company’s ordinary shares.

Any change of the Company’s Articles of Association or any other incorporation document, which may change the rights attached to the Company’s ordinary shares, shall also apply to the Shares, and the provisions hereof shall apply with the necessary modifications arising from any such change.

The grant of Options and issuance of Shares under this Plan shall not restrict the Company in any way regarding future creation of additional and/or other classes of shares, including classes of shares, which may in any manner be preferred over the currently existing ordinary shares which are offered to Participants under this Plan. Subject to section 12.1 above, the grant of Options and Shares under this Plan shall not entitle any Participant to receive any compensation in the event of any change of the Company’s capital.

15.2. Dividend Rights. No Participant shall have any rights to receive dividends in respect of the Shares underlying any outstanding Options, until such Options are exercised into Shares and these Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, such Shares will entitle the Participant to receive any dividend, to which other holders of ordinary shares in the Company are entitled.

15.3.        Bring Along. For the avoidance of doubt it is clarified that as part of the ordinary shares of the Company, Shares issued upon exercise of Options or in connection thereto shall be subject to any bring-along provision included in the incorporation documents of the Company or any shareholders agreement or similar agreement(s) by which some or all holders of ordinary shares of the Company are bound.

15.4.        Voting Rights. No Participant shall have any rights to vote in the Company’s meetings in respect of underlying Shares, until such Shares are issued to the Participant or the Trustee. Following the issuance of such Shares by the Company, the Participant shall have the same voting rights as other holders of ordinary shares in the Company. Notwithstanding the aforesaid, and unless determined otherwise by the Board, as long as the Company’s ordinary shares are not traded on a Stock Exchange, any Shares issued upon the exercise of an Option shall be voted by an irrevocable proxy, such proxy to be assigned to the person or persons designated by the Board. The Participants will be required, as a condition to the issuance of any Share under the Options granted pursuant to this Plan, to sign such a proxy. Unless otherwise determined by the Board, the proxy will be transferred upon any transfer of Shares unless such transfer occurs upon a M&A Transaction or upon or after an IPO of the Company.

16.	Repurchase Right:

The following shall apply only until the listing of the Company’s ordinary shares on a Stock Exchange:

16.1. Repurchase in the case of Termination for Cause: In the event that the Participant’s employment or engagement with the Company or an Affiliate is terminated for Cause, or if following Termination it is found that the Participant committed an act constituting Cause, if permitted by Applicable Law, any Shares already issued to the Participant as a result of exercise of Options shall be returned to the Company upon request of the latter for the lower of the original purchase price (the Exercise Price) and the then Fair Market Value of such Shares.

16.2. Repurchase in the case of working for a competitor: Without derogating from the generality of the preceding Section 16.1, if permitted by Applicable Law, the Company shall have the right to purchase, for the lower of the original purchase price and the then Fair Market Value, any Shares already issued to a Participant, whose employment or engagement with the Company or an Affiliate was terminated for any reason, in the event that after the Termination, such Participant will commence working or providing services to a competitor of the Company or an Affiliate or to a subsidiary or affiliate of such competitor. For the purposes of this Section, a “competitor” shall mean any person or entity that operates, conducts, or manages a business in the field of the Company’s business. This restriction is limited to a time period of 2 years after the termination of employment.

16.3. In the event that the Board has determined that a Participant’s Shares shall be repurchased under any of the aforesaid sections 16.1-16.2, then the Participant shall be obliged to sell, any Shares that such Participant has received under the Plan, in accordance with the instructions issued by the Board. The determination of the Board in this regard shall be final.

16.4. If the Company is not permitted under Applicable Law to repurchase Shares under sections 16.1-16.2, the Company may assign such right under the Plan to the Company’s existing shareholders (save, for avoidance of doubt, for other Participants who hold Shares resulting from the exercise of Options granted under the Plan or any other employee benefit plan) or to a trustee for the benefit of the Company.

17.  Shares Subject to Right of First Refusal

17.1.       Notwithstanding anything to the contrary in the incorporation documents of the Company, none of the Participants shall have a right of first refusal in relation with any sale or Transfer of shares in the Company.

17.2.       Unless otherwise determined by the Board, until such time as the Company shall complete an IPO, a Participant shall not have the right to sell or otherwise Transfer Shares issued upon the exercise of an Option within six (6) months and one day of the date of exercise of such Option or issuance of such Shares.

17.3       Transfer of Shares by the Participant shall be subject to a right of first refusal as set forth in the incorporation documents of the Company or any shareholders, investors' rights, right of first refusal or similar agreement(s) by which some or all holders of the ordinary shares of the Company are bound. In the event that the incorporation documents or such agreements of the Company do not contain any provision regarding rights of first refusal, then, unless otherwise determined by the Board, until such time as the Company shall complete an IPO, the Transfer of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s).

“Repurchaser(s)” means (i) the Company, if permitted by Applicable Law; (ii) if the Company is not permitted by Applicable Law, then any affiliate of the Company designated by the Board; or (iii) if no decision is reached by the Board, then the Company’s then existing shareholders who hold more than 5% of the then issued and outstanding share capital of the Company (save, for avoidance of doubt, for other Participants who already exercised their Options), pro rata in accordance with their respective shareholding on an as-converted (not fully diluted) basis.

17.4       The Participant shall give a notice of Transfer (the “Notice”) to the Company, requesting the Company to offer the Shares to the Repurchaser(s). The Notice shall specify the name of each proposed purchaser or other transferee (the “Proposed Transferee”), the number of Shares offered for sale or Transfer ("Offered Shares"), the price per Share and the terms of payment and credit and any other term related to the sale or Transfer. The Company shall comply with such request by sending the Repurchasers a written notice ("Offer") stating therein the proposed transferee(s) and the proposed terms of sale or other Transfer of the Offered Shares. Any Repurchaser may accept such Offer in respect of all or any of the Offered Shares by giving the Company written notice to that effect within thirty (30) days after being served with the Offer (“Offer Period”).

17.5 If the acceptances, in the aggregate, have been received for a total number of shares equal to the number of all of the Offered Shares, the contract between the parties shall be created and the Repurchaser(s) shall purchase the number of Offered Shares indicated in the acceptances submitted by each Repurchaser, and the Participant must sell such Offered Shares to such Repurchaser, on the terms set forth in the Notice.

17.6 If the acceptances, in the aggregate, have been received regarding a total number of shares which is greater than the number of all the Offered Shares, then each Repurchaser shall only be entitled to purchase such portion of the Offered Shares to be determined according to each Repurchaser’s pro-rata portion in the Company’s issued and outstanding share capital (calculated on an as converted basis) but not exceeding the number of shares indicated in such Repurchaser’s acceptance (and any excess shares, if any, shall be allocated among the Repurchasers who have not received all the shares they indicated in the acceptance submitted by them, in the same manner until the rights to purchase 100% of the total Offered Shares have been allocated as aforesaid).

The pro-rata portion of each such Repurchaser shall be the ratio of the number of outstanding shares of the Company, on a fully-diluted as-converted basis, held by such Repurchaser as of the date of the Notice to the sum of the total number of outstanding shares of the Company, on a fully diluted as-converted basis, held by all Repurchasers as of such date.

17.7       If, by the end of the Offer Period, no acceptances have been received or acceptances have been received for only part of the Offered Shares, then the Participant shall not be required to sell any of the Offered Shares to any accepting Repurchasers, but will be entitled during the 90 days following the end of the Offer Period to sell or Transfer all (but not less than all) of the Offered Shares only to the proposed transferee mentioned in its Offer, provided such transferee is not a competitor of the Company, at a price that shall not be less than the price indicated in the Offer and under terms identical to those specified in the Offer, and provided that such proposed transferee has delivered to the Company’s Board in advance a written document in which such transferee agrees to assume such shares and rights to, in connection with, or in respect of such shares subject to any and all obligations and restrictions pursuant to which the transferor held such securities.

17.8       Any sale of Shares issued under the Plan by the Participant that is not made in accordance with the Plan or the Option Agreement shall be null and void. The Board shall be entitled not to approve and/or recognize a transfer of Shares if such a transfer has not been performed in accordance with the provisions of this Article 17.

17.9       Without derogating from the aforementioned, and in addition thereto, any sale of Shares in accordance with this Article 17 shall be subject to the prior approval of the Board. The Participant acknowledges that the transfer of equity securities prior to a liquidity event (e.g. an IPO or M&A Transaction) may not be in the best interest of the Company and therefore, other than in case of death, estate planning, gift to family members or divorce, the transfer of the ordinary shares (including without limitation, a transfer in accordance with this Section 17) should be closely monitored, controlled and rarely approved by the Board. The Participant further acknowledges the fact that a "secondary market" for private company shares is evolving and shareholders are offered opportunities to transfer their ordinary shares. As such, the Board: (i) will be entitled, at its sole and absolute discretion (without the obligation to provide information with respect to discussions held by the Board regarding such transfer or the necessity to justify its resolution), to refuse to approve any transfer of ordinary shares, and in case of a refusal, any attempt to transfer ordinary shares will (by way of contract, promise unilateral commitment or otherwise) be of no force and effect, null and void and disregarded by the Company; (ii) will not allow the transfer of ordinary shares, unless the transfer is coordinated with the Company and the shareholder will agree to terms set by the Company (among other things, with respect to price paid for the shares, duration of holding of such shares, agreement to participate in any liquidity event (and be bound by the terms set in such an event) etc).

17.10       For the avoidance of doubt it is clarified that any Shares transferred in accordance with this section 17, shall, unless otherwise determined by the Board, be subject to the proxy executed by the Participant in accordance with section 15.5 above and the applicable Option Agreement. In addition, the proxy shall lapse upon a M&A Transaction or upon or after an IPO of the Company.

18.  Amendment or Termination of Plan.

18.1. The Board shall be entitled, from time to time, to amend, update and/or change the terms of this Plan, in whole or in part, at its sole discretion, provided that in the Board’s opinion such a change shall not materially derogate from the rights attached to the Options already granted under this Plan, unless such amendment, update or change was approved by the Participants holding the majority of the Options that were already granted under this Plan and which rights are materially derogated by such amendment, update or change.

18.2. The Board shall be entitled to terminate this Plan at any time, provided that such termination shall not materially affect the rights of Participants in respect of Options already granted under the Plan.

18.3. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted (and Shares issued upon exercise thereof) under the Plan prior to the date of such termination.

19.  Effective Date and Duration of the Plan

19.1. The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

19.2. The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan or for any amendment to this Plan, if shareholders’ approval is necessary or desirable to comply with any Applicable Law, including without limitation the securities laws of jurisdictions applicable to Options granted to Participants under this Plan, or if shareholders’ approval is required by any authority or by any governmental agency or by any national securities exchange, including without limitation the US Securities and Exchange Commission.

20.  Successors and Assigns. The Plan and any Option granted thereafter shall be binding on all successors and assignees of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

21.  Miscellaneous

21.1. Notices. Notices and requests regarding this Plan shall in writing and shall be delivered by email, overnight courier, by registered mail (postage prepaid) or by facsimile to the address or facsimile number of the recipient party as follows: if to the Company - at its principal offices; if to the Participant - to the Participant’s address as registered in the Company’s records. Any notice sent in accordance with this section 21.1 shall be deemed received by the addressee as follows: (i) if mailed, three (3) business days after deposit for mailing at a post office located in the country of addressee, or seven (7) business days after deposit for mailing at a post office located outside the country of addressee; (ii) if sent by messenger, upon delivery (or refusal to receive); (iii) if sent via facsimile, on the next business day following transmission and electronic confirmation of receipt; and (iv) if sent via email, on the next business day following transmission (except where a notice is received stating that such email has not been successfully delivered).

21.2. This Plan (together with the applicable Option Agreement(s) entered into with any Participant and together with any sub-plan applicable to the Participant) constitutes the entire agreement and understanding between the Company and such Participant in connection with the grant of Options to the Participant. Any representation and/or promise and/or undertaking made and/or given by the Company or by whosoever on its behalf, which has not been explicitly expressed herein or in an Option Agreement, shall have no force and effect.

22.  Governing Law. The Plan shall be governed by, construed and enforced in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law. The competent courts of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Plan.

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